                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 ADAPTEC, INC.,
                         COGENT DATA TECHNOLOGIES, INC.
                              CDT ACQUISITION CORP.
                           AND CERTAIN SHAREHOLDERS OF
                         COGENT DATA TECHNOLOGIES, INC.

                                  May 31, 1996
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                                TABLE OF CONTENTS
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1 .     Certain Definitions .............................................  1

2.      The Merger ......................................................  3

        2.1     Merger; Effective Time of the Merger ....................  3
        2.2     Closing .................................................  3
        2.3     Effect of the Merger ....................................  3
        2.4     Tax-Free Reorganization; Pooling of Interests ...........  4

3.      Effect of Merger on the Capital Stock of the Constituent
        Corporations; Exchange of Certificates ..........................  4

        3.1     Exchange of Stock .......................................  4
        3.2     Dissenters'Rights .......................................  5
        3.3     Fractional Shares .......................................  5
        3.4     Exchange of Certificates ................................  6
        3.5     Taking of Necessary Action; Further Action ..............  7
        3.6     Escrow Agreement ........................................  7

4.      Representations and Warranties of Cogent ........................  7

        4.1     Organization, Qualification, and Corporate Power ........  7
        4.2     Authorization ...........................................  8
        4.3     Capitalization ..........................................  8
        4.4     Noncontravention ........................................  8
        4.5     Fees ....................................................  9
        4.6     Financial Statements ....................................  9
        4.7     Subsidiaries ............................................  9
        4.8     Title to Assets .........................................  9
        4.9     Events Subsequent to Most Recent Fiscal Year End ........  9
        4.10    Undisclosed Liabilities ................................. 12
        4.11    Legal Compliance ........................................ 12
        4.12    Tax Matters ............................................. 12
        4.13    Properties . ............................................ 13
        4.14    Intellectual Property ................................... 14
        4.15    Tangible Assets ......................................... 15
        4.16    Inventory ............................................... 15
        4.17    Contracts ............................................... 16
        4.18    Notes and Accounts Receivable ........................... 17
        4.19    Power of Attorney ....................................... 17
        4.20    Insurance ............................................... 18
        4.21    Litigation .............................................. 18
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                                TABLE OF CONTENTS
                                (Continued)
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        4.22    Product Warranty ........................................  18
        4.23    Product Liability .......................................  18
        4.24    Employees ...............................................  18
        4.25    Employee Benefits .......................................  19
        4.26    Guaranties ..............................................  21
        4.27    Environment, Health, and Safety .........................  21
        4.28    Certain Business Relationships With Cogent ..............  22
        4.29    Fun Disclosure ..........................................  22
        4.30    Information Supplied ....................................  23
        4.31    Accounting Matters ......................................  23

5.      Representation of the Majority Shareholders .....................  23

6.      Representations and Warranties of Adaptec and Acquisition Sub ...  23

        6.1     Organization of Adaptec .................................  23
        6.2     Capitalization ..........................................  23
        6.3     Authorization ...........................................  24
        6.4     Noncontravention ........................................  24
        6.5     SEC Filings; Financial Statements .......................  25
        6.6     No Undisclosed Liabilities ..............................  25
        6.7     Absence of Certain Changes or Events ....................  25
        6.8     Absence of Litigation ...................................  26
        6.9     Information Supplied ....................................  26
        6.10    Brokers' Fees ...........................................  26
        6.11    Full Disclosure .........................................  26

7.      Conduct and Transactions Prior to Effective Time;
        Additional Agreements ...........................................  26

        7.1     General .................................................  26
        7.2     Notices and Consents ....................................  26
        7.3     Operation of Business ...................................  27
        7.4     Preservation of Business ................................  27
        7.5     Access to Information ...................................  27
        7.6     Notice of Developments ..................................  27
        7.7     Best Efforts ............................................  27
        7.8     Employment Agreements ...................................  27
        7.9     Preparation of S-4 and the Proxy Statement; Other Filings  28
        7.10    Shareholder Approval ....................................  28
        7.11    Nasdaq National Market ..................................  29
        7.12    Affiliates ..............................................  29
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                                TABLE OF CONTENTS
                                   (Continued)
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         7.13   Pooling Accounting ................................................  29
         7.14   Exclusivity .......................................................  29
         7.15   Post-Closing Cooperation ..........................................  29
         7.16   Litigation Support ................................................  29
         7.17   Transition ........................................................  30
         7.18   Confidentiality ...................................................  30
         7.19   Cogent Employees ..................................................  30

8.       Conditions to Obligation to Close ........................................  30

         8.1    Conditions to Each Party's Obligation to Effect the Merger ........  30
         8.2    Conditions to Adaptec's Obligation to Close .......................  31
         8.3    Conditions to Cogent's Obligation .................................  33

9.       Survival of Representations, Warranties and Covenants; Indemnification ...  34

         9.1    Survival ..........................................................  34
         9.2    Indemnification Provisions for Benefit of Adaptec .................  34
         9.3    Procedure for Indemnification Claims ..............................  34
         9.4    Exclusivity of Remedy .............................................  35

10.      Termination ..............................................................  35

         10.1   Termination of the Agreement ......................................  35
         10.2   Effect of Termination .............................................  35

11.      Miscellaneous ............................................................  35

         11.1   Press Releases and Public Announcements ...........................  36
         11.2   No Third-Party Beneficiaries ......................................  36
         11.3   Entire Agreement ..................................................  36
         11.4   Succession and Assignment .........................................  36
         11.5   Counterparts ......................................................  36
         11.6   Headings ..........................................................  36
         11.7   Notices ...........................................................  36
         11.8   Governing Law .....................................................  38
         11.9   Forum Selection; Consent to Jurisdiction ..........................  38
         11.10  Amendments and Waivers ............................................  38
         11.11  Severability ......................................................  38
         11.12  Expenses ..........................................................  38
         11.13  Construction ......................................................  38
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                                   (Continued)
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        11.14  Incorporation of Exhibits and Schedules ........  38
        11.15  Shareholders' Representative ...................  38
        11.16  Attorneys' Fees ................................  39

12.     Location of Definitions ...............................  39

EXHIBITS

Exhibit 3.6        Escrow Agreement
Exhibit 4          Cogent Disclosure Schedule
Exhibit 6          Adaptec Disclosure Schedule
Exhibit 7.8(a)     List of Key Employees
Exhibit 7.8(b)     Employment Agreement
Exhibit 7.12       Affiliate Agreement
Exhibit 8.2(m)     General Release

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "Agreement") is entered into as of May 31, 1996, by and among ADAPTEC, INC., a California corporation ("Adaptec"), COGENT DATA TECHNOLOGIES, INC., a Washington corporation ("Cogent"), CDT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Adaptec ("Acquisition Sub"), and Charles Anderson, Deanna Anderson, Alan Bellanca, Richard Rome, Nash Gubelman and Frank Foster (the "Majority Shareholders"). Adaptec, Cogent, Acquisition Sub and the Majority Shareholders are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit 2.1 providing for the merger of Acquisition Sub into Cogent pursuant to the Washington Business Corporation Act (the "WBCA" the shares of Common Stock of Cogent issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of Common Stock of Adaptec.

         B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Acquisition Sub into Cogent.

         C. The respective Boards of Directors of Adaptec, Cogent and Acquisition Sub have approved and adopted this Agreement, and the agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         D. For accounting purposes, it is intended that the transaction be accounted for as a pooling of interests under United States generally accepted accounting principles.

         NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

                                    AGREEMENT

         1. Certain Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement, the location of which is set forth in Section 11 hereof.

         "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

         "Business Condition" means the current business, financial condition, results of operations and assets of such corporate entity.

         "Confidential Information" means any information concerning the business and affairs of Cogent or its subsidiaries that is designated by Cogent as confidential except for information which (i) was known to, or had been (or was in the process of being) independently developed by, Adaptec or an Affiliate of Adaptec prior to the receipt thereof from Cogent; (ii) was at the time of disclosure by Cogent a matter of public knowledge through no fault of Adaptec or an Affiliate of Adaptec; or (iii) was or hereafter is obtained by Adaptec or an Affiliate of Adaptec from a third party under no duty of confidentiality to Cogent or it subsidiaries.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; (d) Multiemployer Plan; and (e) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec, 3(l).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Material Adverse Effect" on any corporation shall mean a material adverse effect on the Business Condition of such corporation.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         2. The Merger.

                  2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Acquisition Sub will be merged with and into Cogent (the "Merger") in accordance with the WBCA and the Delaware General Corporation Law (the "DGCL"). In accordance with the provisions of this Agreement, Articles of Merger in such form as is required by, and executed in accordance with, the WBCA, shall be filed with the Washington Secretary of State and the Delaware Secretary of State in accordance with the WBCA and the DGCL on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock of Cogent ("Cogent Common Stock"), shall be converted into shares of Common Stock, $.001 par value, of Adaptec (" Adaptec Common Stock") in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of such Articles of Merger with the Washington Secretary of State (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of such filing being hereinafter referred to as the "Effective Time of the Merger").

                  2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 7 (the "Closing Date"), at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, unless a different date or place is agreed to by the Parties.

                  2.3 Effect of the Merger. At the Effective Time of the Merger,
(i) the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Cogent (Cogent and Acquisition Sub are sometimes referred to herein as the "Constituent Corporations" and Cogent after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Cogent shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Acquisition Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, (v) the officers of Acquisition Sub shall be the officers of the Surviving Corporation and (vi) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

                  2.4 Tax-Free Reorganization; Pooling of Interests. The Merger is intended to qualify as a tax free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

         3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.


                  3.1 Exchange of Stock. As of the Effective Time of the Merger, each share of Cogent Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 23B.13 of the WBCA ("Dissenting Shares") as provided for in Section 3.2 below), shall, by virtue of the Merger and without any action on the part of the Cogent shareholders, be converted into the right to receive, subject to the provisions of the Escrow Agreement, that number of shares of Adaptec Common Stock as is determined in accordance with the formula set forth below. The number of shares of Adaptec Common Stock into which each share of Cogent Common Stock is convertible as determined under the formula set forth below is hereinafter referred to as the "Exchange Ratio".

       A.     Unless B or C applies, the Exchange Ratio shall be:

                PP/APS = ER
                ------
                  OS

       B. If the Average Price - Closing is greater than 1.05 multiplied by the Average Price at Signing (APC>1.05 x APS) then the Exchange Ratio shall be computed as:

                PP x LO5/APC = ER
                ------------
                    OS

       C. If Average Price - Closing is less than 0.95 multiplied by the Average Price at Signing (APC<0.95 x APS) then the Exchange Ratio shall be computed as:

                PP x 0.95/APC = ER
                -------------
                     OS

       where:

       ER     =      Exchange Ratio

       PP     =      $68,763,558 minus any expenses payable by the shareholders of Cogent pursuant to Section 10.12 hereof

       APS   =    Average of the closing prices of the Adaptec Common Stock as reported on the NASDAQ National Market for the five trading days prior to the date of execution of this Agreement (the
                  "Average Price at Signing").

       APC   =    Average of the closing prices of the Adaptec Common Stock as reported on the NASDAQ National Market for the five trading days prior to the Closing Date (the "Average Price at Closing").

       OS    =    The total number of shares of Cogent Common Stock that are issued and outstanding immediately prior to the Effective
                  Time of the Merger.

       3.2 Dissenters' Rights. If holders of Cogent Common Stock are entitled to dissenters' rights at the Effective Time of the Merger under Chapter 23B.13 of the WBCA, the shares as to which dissenters' rights are available ("Dissenting Shares") shall not be converted into Adaptec Common Stock on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the WBCA. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of Chapter 23B.13 of the WBCA, becomes entitled to payment of the value of shares of Cogent Common Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver shares of Adaptec Common Stock to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Cogent Common Stock, the shares of Adaptec Common Stock to which such Dissenting Shareholder is then entitled under this
Section 3.2 and Chapter 23B.13 of the WBCA. The Surviving Corporation will pay all sums due to holders of Dissenting Shares on account of such shares.

       3.3 Fractional Shares. No fractional share of Adaptec Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Cogent Common Stock who would otherwise be entitled to receive a fraction of a share of Adaptec Common Stock shall receive from Adaptec an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of Adaptec Common Stock to which such holder would otherwise be entitled, multiplied by the per share market value of Adaptec Common Stock (based on the closing price of Adaptec Common Stock as reported on the Nasdaq National Market on the Effective Date of the Merger). For the purpose of determining fractional shares, all shares of Adaptec Common Stock to be issued to any Cogent shareholder shall be aggregated.

                3.4    Exchange of Certificates.

                       (a) Exchange Agent. Prior to the Closing Date, Adaptec shall appoint Chemical Trust Company of California to act as the exchange agent (the "Exchange Agent") in the Merger.

                       (b) Adaptec to Provide Adaptec Common Stock. Promptly after the Effective Date of the Merger (but in no event later than ten business days thereafter), Adaptec shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Adaptec may adopt, the shares of Adaptec Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Cogent Common Stock.

                       (c) Exchange Procedures. Within ten days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Cogent Common Stock (the "Certificates") whose shares are being converted into Adaptec Common Stock pursuant to Section 3.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Adaptec may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Adaptec Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Adaptec with the reasonable concurrence of the former Cogent shareholders, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Adaptec Common Stock to which the holder of Cogent Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cogent Common Stock which is not registered on the transfer records of Cogent, the appropriate number of shares of Adaptec Common Stock may be delivered to a transferee if the Certificate representing such Cogent Common Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Adaptec Common Stock into which the shares of Cogent Common Stock represented by such Certificate have been converted and shall have the rights with respect thereto as provided by the California General Corporation Law.

                       (d) No Further Ownership Rights in Capital Stock of Cogent. All Adaptec Common Stock delivered upon the surrender for exchange of shares of Cogent Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Cogent Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Cogent Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on Cogent's shareholder list as a holder of Cogent Common Stock.

         3.5 Taking of Necessary Action; Further Action. Adaptec, Cogent and Acquisition Sub shall take all such action as may be necessary or appropriate in order to effect the Merger as promptly as possible provided that nothing herein shall obligate any Majority Shareholder to vote in favor of the Merger. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Cogent or Acquisition Sub, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

         3.6 Escrow Agreement. At the Closing, the Majority Shareholders and Adaptec shall execute and deliver an escrow agreement (the "Escrow Agreement"), substantially in the form attached hereto as Exhibit 3.6 Pursuant to the Escrow Agreement, the Escrow Amount shall be deducted, pro rata, from the number of shares of Adaptec Common Stock otherwise issuable to the Majority Shareholders and shall be placed in escrow for the purpose of securing the indemnity obligations set forth in Section 9 hereof. As used herein "Escrow Amount" shall mean 10% of the shares of Adaptec Common Stock (rounded to the nearest whole share) issuable to the Majority Shareholders in the Merger pursuant to Section 3.1.

     4. Representations and Warranties of Cogent. Cogent hereby represents and warrants, to Adaptec and Acquisition Sub that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by Cogent to Adaptec on the date hereof (and initialed by Adaptec), a copy of which is attached hereto as Exhibit 4 (referred to herein as the "Cogent Disclosure Schedule") and except for events occurring in the Ordinary Course of Business of Cogent between the date of this Agreement and the Closing Date, which events are not material individually or in the aggregate, do not violate any of the covenants or agreements of Cogent, and are disclosed to Adaptec by means of an updated Cogent Disclosure Schedule not less than two days prior to the Closing. The Cogent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1 Organization, Qualification, and Corporate Power. Cogent is a corporation duly organized and validly existing under the laws of the jurisdiction of the State of Washington. Cogent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Cogent has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Cogent Disclosure Schedule lists the directors and officers of Cogent. The operations now being conducted by Cogent have not been conducted under any other name during the past five (5) years.

         4.2 Authorization. Cogent has full power and authority to execute and deliver this Agreement, and, subject to receipt of the requisite approvals of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and except as set forth on Section 4.2 of the Cogent Disclosure Schedule no other proceedings on the part of Cogent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Cogent, enforceable against Cogent in accordance with its terms and conditions. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Cogent in connection with the execution and delivery of this Agreement or the Articles of Merger by Cogent or by consummation by Cogent of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification report by Cogent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the distribution of the registration statement/proxy statement relating to the Shareholders' Meeting (the "Registration Statement/Proxy Statement") and the obtaining of the approval of the Merger by Cogent's shareholders, and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and the Secretary of the State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Cogent is qualified to do business.

         4.3 Capitalization.

               (a) Capital Stock. The entire authorized capital stock of Cogent consists of 10,000,000 shares of Common Stock without par value, 2,242,793 of which are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 4.3(a) of the Cogent Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Cogent in compliance with applicable Federal and state securities laws.

               (b) No Other Rights or Agreements. Section 4.3(b) of the Cogent Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Cogent to issue, sell or otherwise cause to become outstanding any of its capital stock (the "Stock Rights"), and if determinable, the number of shares of Cogent Common Stock subject to such Stock Rights. Except as set forth in Section 4.3(b) of the Cogent Disclosure Schedule, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Cogent. Except as set forth in Section 4.3(b) of the Cogent Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Cogent.

         4.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Cogent is subject or any provision of its Articles of Incorporation or bylaws, or (B) except as set forth in Section 4.4 of the Cogent Disclosure Schedule, (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Cogent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

         4.5 Fees. Except for the fee to be paid to Broadview Associates L.P., Cogent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         4.6 Financial Statements. Section 4.6 of the Cogent Disclosure Schedule contains an audited balance sheet and statement of operations as of and for the fiscal year ended March 31, 1995 and an unaudited balance sheet and statement of operations as of and for the fiscal year ended March 31, 1996 (the "Most Recent Fiscal Year End") for Cogent (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the unaudited Financial Statements lack footnotes and certain other presentation items) throughout the periods covered thereby and present fairly the financial condition of Cogent as of such dates and the consolidated results of operations of Cogent as for such periods. The books of account of Cogent reflect as of the dates shown thereon substantially all items of income and expenses, and all assets, liabilities and accruals of Cogent required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

         4.7 Subsidiaries. Cogent has no subsidiaries.

         4.8 Title to Assets. Except as set forth in Section 4.8 of the Cogent Disclosure Schedule, Cogent has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet of Cogent as of March 31, 1996 (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than Cogent will own at the time of the Closing any assets or properties currently utilized in or reasonably necessary to the operations or business of Cogent or situated on any of the premises of Cogent. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Cogent (or any interest therein) except for this Agreement and those contracts entered into during the Ordinary Course of Business for the sale of products and services to customers of Cogent.

         4.9 Events Subsequent to Most Recent Financial Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Business Condition of Cogent. Without limiting the generality or the foregoing, since that date:

                  (a) Cogent has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;


                  (b) except for those agreements, contracts, leases and commitments identified in Section 4.17 of the Cogent Disclosure Schedule, Cogent has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Cogent Agreement") or extended or modified the terms of any Cogent Agreement which (i) involves the payment of greater than $50,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affilliate of Cogent other than in the Ordinary Course of Business, (iii) involves the sale of any assets material to the business and operations of Cogent, (iv) involves any OEM relationship, or (v) involves any exclusive or extraordinary license of Cogent's technology;


                  (c) Except as set forth on Section 4.9(e) of the Cogent Disclosure Schedule, no party (including Cogent) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Cogent is a party or by which it is bound and Cogent has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                  (d) none of the assets of Cogent, tangible or intangible, has become subject to any Security Interest;

                  (e) Cogent has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures;

                  (f) Except as set forth on Section 4.9(f) of the Cogent Disclosure Schedule, Cogent has not made any capital investment in, or any loan to, any other Person in excess of $10,000;

                  (g) Except as set forth on Section 4.9(g) of the Cogent Disclosure Schedule, Cogent has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

                  (h) Except in the Ordinary Course of Business, Cogent has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (i) there has been no change made or authorized in the articles of incorporation or bylaws of Cogent;

                  (j) Except as set forth on Section 4.9(j) of the Cogent Disclosure Schedule, Cogent has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including, upon conversion, exchange, or exercise) any of its capital stock;

                  (k) Cogent has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (1) Cogent has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000 in the aggregate of all such damage, destruction and losses;

                  (m) Except as set forth on Section 4.9(m) of the Cogent Disclosure Schedule, Cogent has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                  (n) Except as set forth on Section 4.9(n) of the Cogent Disclosure Schedule, Cogent has not entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Cogent than would be obtained in a comparable arm's length transaction with a Person which is not such an Affiliate, director, officer or employee thereof;

                  (o) Except as set forth on Section 4.9(o) of the Cogent Disclosure Schedule, Cogent has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (p) Except as set forth on Section 4.9(p) of the Cogent Disclosure Schedule, Cogent has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                  (q) Except as set forth on Section 4.9(q) of the Cogent Disclosure Schedule, Cogent has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (r) Cogent has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (s) Except as set forth on Section 4.9(s) of the Cogent Disclosure Schedule, Cogent has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                  (t) Except as set forth on Section 4.9(t) of the Cogent Disclosure Schedule, Cogent has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                  (u) Cogent has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                  (v) Cogent has not changed any of the accounting principles followed by it or the method of applying such principles;

                  (w) Cogent has not made a change in any of its banking or safe deposit arrangements;

                  (x) Except for the execution of this Agreement, Cogent has not entered into any transaction other than in the Ordinary Course of Business; and

                  (y) Cogent has not committed to any of the foregoing.

         4.10 Undisclosed Liabilities. Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Cogent, except for (i) liabilities set forth on the Most Recent Balance Sheet, (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business, and (iii) liabilities arising out of the transactions contemplated by this Agreement.

         4.11 Legal Compliance. Cogent has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. The licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are listed on Section 4.11 of the Cogent Disclosure Schedule are the only governmental authorizations that are necessary for the operations of Cogent as they are presently conducted.

         4.12 Tax Matters

                  (a) For purposes of this Agreement, "Taxes" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Cogent, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                  (b) Cogent has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects and no such Tax Returns are currently the subject of audit. Except as set forth in Section 4.12 (b) of the Cogent Disclosure Schedule. All Taxes owed by Cogent (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. Cogent has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Cogent is not currently the beneficiary of any extension of time within which to file any Tax Return, and Cogent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (c) There is no dispute or claim concerning any Tax liability of Cogent either (A) claimed of raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Cogent, except for inchoate liens for taxes not yet due and payable.

                  (d) Cogent has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Cogent has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Cogent has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Cogent is not a party to any tax allocation or sharing agreement. Cogent (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was Cogent) and (B) has no any liability for the taxes of any Person (other than any of Cogent and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (e) The unpaid Taxes of Cogent (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent in filing its Tax Returns.

         4.13 Properties.

                  (a) Cogent owns no real property.

                  (b) Section 4.13 of the Cogent Disclosure Schedule lists and describes briefly all real property leased or subleased to Cogent. Cogent has delivered to Adaptec correct and complete copies of the leases and subleases listed in Section 4.13 of The Cogent Disclosure Schedule (as amended to date), and with respect to each lease and sublease listed in Section 4.13 of the Cogent Disclosure Schedule to the knowledge of Cogent, except as set forth on Section
4.13 of the Cogent Disclosure Schedule:

                           (i) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect in all respects;

                           (ii) no party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iii) no party to the lease or sublease has
repudiated any provision thereof,

                           (iv) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease:

                           (v) Cogent has not assigned, transferred, conveyed,
mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

         4.14 Intellectual Property.

                  (a) Cogent has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and except as set forth on Section 4.14(a) of the Cogent Disclosure Schedule. Cogent has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Cogent must license or refrain from using any Intellectual Property rights of any third party). To the best of Cogent's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Cogent.

                  (b) Section 4.14(b) of the Cogent Disclosure Schedule identifies each patent or registration which has been issued to Cogent with respect to any of the Intellectual Property used in Cogent's business, identifies each pending patent application or application for registration which Cogent has made with respect to any of the Intellectual Property used in Cogent's business, and identifies each license, agreement, or other permission which Cogent has granted to any third party with respect to any of the Intellectual Property used in Cogent's business (together with any exceptions). Cogent has delivered to Adaptec correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4.14(b)of the Cogent Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by Cogent in connection with any of its businesses and (ii) each unregistered copyright owned by Cogent with respect to Intellectual Property used in Cogent's business. With respect to each item of Intellectual Property required to be identified in Section 4.14(b) of the Cogent Disclosure Schedule:

                           (i) Cogent possesses, or will possess prior to the
Closing, all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (ii) the item is legal and valid and in full force
and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (iii) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item; and

                           (iv) Except as set forth in the Cogent Disclosure
Schedule, Cogent has no obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (c) Section 4.14(c) of the Cogent Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Cogent uses pursuant to license, sublicense, agreement, or permission. Cogent has delivered to Adaptec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.14(c) of the Cogent Disclosure Schedule:

                           (i) the license, sublicense, agreement or permission
covering the item is, to the knowledge of Cogent, legal, valid, binding and enforceable, and in full force and effect in all respects;

                           (ii) no party to the license, sublicense, agreement,
or permission is, to the knowledge of Cogent, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (iii) no party to the license, sublicense, agreement,
or permission has repudiated any provision thereof; and

                           (iv) Cogent has not granted any sublicense or similar
right with respect to the license, sublicense, agreement, or permission.

                  4.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Cogent owns and leases are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business,

                  4.16 Inventory. Except as set forth in Section 4.16 of the Cogent Disclosure Schedule, all of the inventory of Cogent, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent.

                  4.17 Contracts. Section 4.l7 of the Cogent Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements currently in effect to which Cogent is a party or by which Cogent or any of its assets is bound:

                           (a) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $12,000 per annum;

                           (b) except for purchase orders issued in the Ordinary
Course of Business, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involves consideration in excess of $50,000;

                           (c) any agreement for the purchase of supplies,
components, products or services from single source suppliers, custom manufacturers or subcontractors the performance of which will extend over a period of more than one year or involves consideration in excess of $50,000;

                           (d) any agreement concerning a partnership or joint
venture;

                           (e) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (f) any agreement concerning confidentiality,
noncompetition or restraint of trade;

                           (g) any agreement with any Cogent shareholder or any
of such shareholder's Affiliates (other than Cogent) or with any Affiliate of Cogent;

                           (h) any profit sharing, stock option, stock purchase,
stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (i) any collective bargaining agreements;

                           (j) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis;

                           (k) any agreement under which Cogent has advanced or
loaned any amount to any of its directors, officers, and employees;

                           (l) any other agreement under which the consequences
of a default or termination could have a Material Adverse Effect on Cogent;

                           (m) any agreement with any original equipment
manufacturer involving consideration in excess of $100,000;

                           (n) any agreement pursuant to which Cogent is
obligated to provide maintenance, support or training for its products;

                           (o) any standard form agreement used by Cogent,
including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter;

                           (p) any agreement pursuant to which any of Cogent's
products is manufactured; and

                           (q) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $50,000 or which is expected to continue for more than six months from the date hereof.

Cogent has delivered to Adaptec a correct and complete copy of each written agreement listed in Section 4.17 of the Cogent Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.17 of the Cogent Disclosure Schedule. Except as set forth on Section 4.17 of the Cogent Disclosure Schedule, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects in accordance with its terms; (B) no party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement;

                  4.18 Notes and Accounts Receivable. Except as set forth on
Section 4.18 of the Cogent Disclosure Schedule all notes and accounts receivable of Cogent, all of which are reflected properly on the books and records of Cogent, are valid receivables (less cash discounts) subject to no setoffs, defenses or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserves for bad debts, warranty, and allowance for distributor returns set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent.

                  4.19 Power of Attorney. Except as set forth on Section 4.19 of the Cogent Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Cogent.

                  4.20 Insurance. Cogent has delivered to Adaptec copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Cogent is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects (and there has been no notice of cancellation or nonrenewal of the policy received), (B) neither Cogent nor any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof, and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section
4.20 of the Cogent Disclosure Schedule describes any self-insurance arrangements presently maintained by Cogent.

                  4.21 Litigation. Section 4.21 of the Cogent Disclosure Schedule sets forth each instance in which Cogent (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been within the last three years a party, or, to the knowledge of Cogent, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Cogent, there are no facts or circumstances which would form the basis of any claim against Cogent.

                  4.22 Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by Cogent have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and as disclosed in the Cogent Disclosure Schedule, Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $50,000. Substantially all of the products manufactured, sold, leased, and delivered by Cogent are subject to standard terms and conditions of sale or lease. Section 4.17(o) of the Cogent Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for Cogent (containing applicable guaranty, warranty, and indemnity provisions).

                  4.23 Product Liability. To the best of Cogent's knowledge, Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Cogent.

                  4.24 Employees. Except as set forth on Section 4.24 of the Cogent Disclosure Schedule, no executive, key employee, or significant group of employees has advised any executive officer of Cogent that he, she or they plan to terminate employment with Cogent during the next 12 months. Cogent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Cogent has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Cogent.

                  4.25 Employee Benefits.

                           (a) Section 4.25 (a) of the Cogent Disclosure
Schedule lists each Employee Benefit Plan that Cogent maintains or to which Cogent contributes or is obligated to contribute.

                                    (i) Each such Employee Benefit Plan (and
each related trust, or fund established by Cogent) complies in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                                    (ii) All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. To the best of Cogent's knowledge, no event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Cogent to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(1).

                                    (iii) All contributions, premiums or other
payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Cogent.

                                    (iv) Each such Employee Benefit Plan which
is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401 (a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401 (a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to Adaptec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by Cogent has been provided to Adaptec.

                                    (v) Neither Cogent nor any other Person or
entity under common control with Cogent within the meaning of Section 414(b),
(c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                                    (vi) Cogent has delivered to Adaptec
correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit Adaptec from amending or terminating any such Employee Benefit Plan.

                           (b) With respect to each Employee Benefit Plan that
Cogent, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "Controlled Group of Corporations") which includes Cogent, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                                    (i) To the best of Cogent's knowledge, there
have been no prohibited transactions within the meaning of ERISA Sec. 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "Fiduciary"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                           (c) Except as disclosed in Section 4.25(c) of the
Cogent Disclosure Schedule, Cogent does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

                           (d) There is no liability in connection with any
Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                           (e) No Employee Benefit Plan or Cogent has any
liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

                  4.26 Guaranties. Cogent is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                  4.27 Environment, Health, and Safety.

                           (a) For purposes of this Agreement, the following
terms have the following meanings:

                           "Environmental, Health, and Safety Laws" means any
and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                           "Extremely Hazardous Substance" means a substance on
the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                           "Hazardous Material" means any material or substance
that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                           (b) Each of Cogent and its predecessors and
Affiliates (A) has complied with the Environmental, Health, and Safety Laws in all respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                           (c) Cogent has no liability (whether asserted or
unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to, and none of Cogent and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                           (d) No Extremely Hazardous Substances are currently,
or have been, located at, on, in, under or about all properties and equipment used in the business of Cogent and its predecessors and Affiliates.

                           (e) No Hazardous Materials are currently located at,
on, in, under or about all properties and equipment used in the business of Cogent and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

                  4.28 Certain Business Relationships With Cogent. Neither the shareholders of Cogent nor any director or officer of Cogent, nor any member of their immediate families, nor any Affliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Cogent in excess of $2,000 per annum, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Cogent.

                  4.29 Full Disclosure. No representation or warranty in this
Section 4 or in any document delivered by Cogent pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Adaptec pursuant hereto or in connection with this Agreement contains any untrue statement of a material fact, or omits or shall omit to state any fact necessary, in light of the circumstances under which it was made, to make any statement herein or therein not materially misleading. There is no fact, event or condition which Cogent has not disclosed to Adaptec in writing and which is having or is reasonably likely to have a Material Adverse Effect on Cogent. Except as specifically disclosed on the Cogent Disclosure Schedule, Cogent has delivered to Adaptec true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Cogent Disclosure Schedule.

                  4.30 Information Supplied. None of the information supplied or to be supplied by Cogent for inclusion in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Adaptec in connection with the issuance of the Adaptec Common Stock in or as a result of the Merger (the "S-4"), including the Proxy Statement included therein, at the date such information is supplied and at the time of the Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the S-4 at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  4.31 Accounting Matters. Neither Cogent nor any of its Affiliates, has taken or agreed to take any action that would adversely affect the ability of Adaptec to account for the business combination to be effected by the Merger as a pooling of interests.

     5. Representation of the Majority Shareholders. Each of the Majority Shareholders represents and warrants to Adaptec that he or she is not aware, and has no reason to believe, that any of the representations and warranties of Cogent set forth in Section 4 is untrue or inaccurate.

     6. Representations and Warranties of Adaptec and Acquisition Sub. Adaptec and Acquisition Sub jointly and severally represent and warrant to Cogent that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by Adaptec and Acquisition Sub to Cogent on the date hereof (and initialed by Adaptec, Acquisition Sub and Cogent), a copy of which is attached hereto as Exhibit 6 (referred to herein as the "Adaptec Disclosure Schedule") and except for events occurring in the Ordinary Course of Business of Adaptec and Acquisition Sub between the date of this Agreement and the Closing Date, which events are not material individually or in the aggregate, do not violate any of the covenants or agreements of Adaptec or Acquisition Sub, and are disclosed to Cogent by means of an updated Adaptec Disclosure Schedule not less than two days prior to the Closing. The Adaptec Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

         6.1 Organization of Adaptec. Each of Adaptec and Acquisition Sub is a corporation duly organized, validity existing, and in good standing under the laws of the States of California and Delaware, respectively. Each of Adaptec and Acquisition Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

         6.2 Capitalization.

                  (a) As of March 31, 1996, the authorized capital stock of Adaptec consisted of (i) 1,000,000 shares of Preferred Stock, $.001 par value, none of which are outstanding and (ii) 200,000,000 shares of Common Stock, of which 53,019,777 shares were issued and outstanding, 10,534,396 shares were reserved for issuance pursuant to Adaptec's employee and director stock plans, and 120,000,000 shares were reserved for issuance under Adaptec's Shareholder Rights Plan. The authorized capital stock of Acquisition Sub consists of 100 shares of Common Stock, $.001 par value, all of which, as of the date hereof, are issued and outstanding and owned by Adaptec. All of the outstanding shares of Adaptec's and Acquisition Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Adaptec or any of its subsidiaries or obligating Adaptec or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Adaptec, or any of its subsidiaries.

                           (b) The shares of Adaptec Common Stock to be issued
pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and the shares of Adaptec Common Stock to be issued pursuant to
Section 3.5 of this Agreement will be duly authorized, and in each case upon issuance thereof will be validly issued, fully paid and nonassessable and, subject to notice of issuance, shall be approved for listing on the Nasdaq National Market.

                  6.3 Authorization. Adaptec and Acquisition Sub each has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Adaptec and Acquisition Sub, enforceable against Adaptec and Acquisition Sub in accordance with its terms and conditions. Adaptec has full corporate power and authority to execute and deliver the Escrow Agreement. The Escrow Agreement constitutes the valid and binding obligation of Adaptec, enforceable against Adaptec in accordance with its terms and conditions. Except for the filing of
(i) the S-4, (ii) a premerger notification report by Adaptec under the HSR Act, and (iii) the Articles of Merger with the Secretary of States of Washington and Delaware, neither Adaptec nor Acquisition Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  6.4 Noncontravention. Neither the execution and the delivery of this Agreement and, to the extent applicable, the Shareholders Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Adaptec or Acquisition Sub is subject or any provision of their respective charters or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or
(vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Adaptec or any of its subsidiaries or Acquisition Sub is a party or by which any of them is bound or to which any of their assets is subject.

                  6.5 SEC Filings; Financial Statements.

                           (a) Adaptec, has filed all forms, reports and
documents required to be filed with the SEC since March 31, 1995, and has heretofore delivered to Cogent, in the form filed with the SEC, (i) its Annual Reports an Form 10-K for the fiscal years ended March 31, 1995 and March 31, 1994, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 1995, September 30, 1995, December 31, 1995, (iii) all proxy statements relating to Adaptec's meetings of shareholders (whether annual or special) held since March 31, 1995, (iv) all other reports filed by Adaptec with the SEC since March 31, 1995 and (v) all amendments and supplements to all such reports and registration statements, including Adaptec's Annual Report filed pursuant to Rule 14a-3 promulgated under the Exchange Act, filed by Adaptec with the SEC (collectively, the "Adaptec SEC Reports"). The Adaptec SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Adaptec's subsidiaries is required to file any forms, reports or other documents with the SEC.

                           (b) Each of the consolidated financial statements
(including, in each case, any related notes thereto) contained in the Adaptec SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Adaptec and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

                           (c) Adaptec has heretofore furnished to Cogent a
complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Adaptec with the SEC pursuant to the Securities Act or the Exchange Act.

                  6.6 No Undisclosed Liabilities. Neither Adaptec nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are in the aggregate material to the business, operations or financial condition of Adaptec and its subsidiaries taken as a whole, except liabilities adequately reserved for in the balance sheet as of March 31, 1996 provided to Cogent (the "Adaptec Balance Sheet") or incurred since March 31, 1996 in the ordinary course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

                  6.7 Absence of Certain Changes or Events. Since March 31, 1996, Adaptec and its subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and since such date, there has not occurred any change in the financial condition, results of operations, business or prospects of Adaptec, or any development that would reasonably be expected to have a Material Adverse Effect on Adaptec.

                  6.8 Absence of Litigation. Other than as disclosed in the Adaptec SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Adaptec, threatened against Adaptec or any of its subsidiaries, or any properties or rights of Adaptec or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a Material Adverse Effect on Adaptec.

                  6.9 Information Supplied. None of the information supplied by Adaptec or Acquisition Sub for inclusion in the Proxy Statement or the S-4 at the time such information is supplied and at the time of the Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or will, in the case of the S-4, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  6.10 Brokers' Fees. Except as contained in Section 11.12, neither Adaptec nor Acquisition Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Cogent could become liable or obligated.

                  6.11 Full Disclosure. No representation or warranty in this
Section 6 or in any document delivered by Adaptec or Acquisition Sub pursuant to the transactions contemplated by this Agreement, and no statement, certificate or schedule furnished or to be furnished by Adaptec or Acquisition Sub to Cogent in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no event, fact or condition that materially and adversely affects the business, assets (including intangible assets), financial condition, results of operations or prospects of Adaptec and its subsidiaries taken as a whole, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Adaptec Disclosure Schedule.

     7. Conduct and Transactions Prior to Effective Time; Additional Agreements.

         7.1 General. Each of Adaptec, Cogent and Acquisition Sub will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

         7.2 Notices and Comments. Cogent will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that Adaptec reasonably may request in connection with the matters identified in Section 4.4 of the Cogent Disclosure Schedule and as may be necessary for Adaptec to operate the business of Cogent as an ongoing concern following the Closing Date. Notwithstanding the foregoing, nothing in this Section 7.2 shall be construed to require any Party to transfer or assign rights or other assets to a Person who is not a Party.

                  7.3 Operation of Business. Cogent will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Cogent will not (i) cause or permit any amendment to its Articles of Incorporation or Bylaws, (ii) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock (other than in connection with the exercise of stock options outstanding on the date of this Agreement) or (iii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above. In addition, Cogent will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to its or to the conduct of its business, except for violations that would not subject Cogent to a penalty or loss that would constitute a Material Adverse Effect on Cogent.

                  7.4 Preservation of Business. Cogent will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  7.5 Access to Information. Cogent will permit Adaptec and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Cogent, to the business and operations of Cogent. Neither such access, inspection and furnishing of information to Adaptec and its representatives, nor any investigation by Adaptec and its representatives, shall in any way diminish or otherwise effect Adaptec's right to rely on any representation or warranty made by Cogent hereunder. All information received or made available to Adaptec and its representatives pursuant to this Section 7.5 shall be subject to and deemed covered by the terms of the Master Mutual Nondisclosure Agreement, NDA #3813 dated April 1, 1996 between Adaptec and Cogent.

                  7.6 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4, Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7,6, however, shall be deemed to amend or supplement the Cogent Disclosure Schedule or the Adaptec Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  7.7 Best Efforts. Adaptec, Cogent and Acquisition Sub will each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

                  7.8 Employment Agreements. Prior to the Effective Time of the Merger, Cogent will use its best efforts to obtain an employment agreement and covenant not to compete (the

"Employment Agreement") in the form attached hereto as Exhibit 7.8(a) with the persons listed on Exhibit 7.8(b) attached hereto and with those other key employees designated by Adaptec following the date hereof.

                  7.9 Preparation of S-4 and the Proxy Statement; Other
Filings. As promptly as practicable after the date of this Agreement, Cogent shall provide to Adaptec and its counsel for inclusion in the Prospectus/Proxy Statement on the S-4 in form and substance satisfactory to Adaptec and its counsel, such information concerning Cogent, its operations, capitalization, technology, share ownership and other material as Adaptec or its counsel may reasonably request. As promptly as practicable after the date of this Agreement, Adaptec shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Adaptec and Cogent shall use its reasonable efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to Cogent's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Adaptec and Cogent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and the transactions contemplated by this Agreement and the Articles of Merger, including, without limitation, under the HSR Act (the "Other Filings"). Each company will notify the other company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the S-4, the Proxy Statement or any Other Filing or for additional information and will supply the other company with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the S-4, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, the S-4 or any Other Filing, Adaptec or Cogent, as the case may be, shall promptly inform the other company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Cogent, such amendment or supplement. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of Cogent that the shareholders of Cogent approve the Merger.

                  7.10 Shareholder Approval. Cogent will call a meeting of its shareholders (the "Shareholders' Meeting") to be hold as promptly as practicable for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby and by the Articles of Merger and shall use all reasonable efforts to obtain such approval. Cogent shall coordinate and cooperate with Adaptec with respect to the timing of the Shareholders Meeting. Cogent shall not change the date of the Shareholders Meeting without the prior written consent of Adaptec, nor shall Cogent adjourn the Shareholders Meeting without the prior written consent of Adaptec, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the Shareholders Meeting shall announce at such meeting the time and place of the adjourned meeting.

                  7.11 Nasdaq National Market. Adaptec shall use its best efforts to cause the shares of Adaptec Common Stock issuable to the shareholders of Cogent in the Merger to be authorized for quotation on the Nasdaq National Market, upon official notice of issuance.

                  7.12 Affiliates. Cogent shall use its best efforts to deliver or cause to be delivered to Adaptec, from each "affiliate" of Cogent within the meaning of Accounting Series Releases 130 and 135 of the SEC, an agreement in the form attached as Exhibit 7.12 (the "Affiliate Agreement"). Adaptec and Acquisition Sub shall be entitled to place appropriate legends on the certificates evidencing any Adaptec Common Stock to be received by such "affiliates" pursuant to the terms of this Agreement and the Articles of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Adaptec Common Stock, consistent with the terms of such Affiliates Agreements.

                  7.13 Pooling Accounting. Each Party agrees not to take any action that would adversely affect the ability of Adaptec to treat the Merger as a pooling of interests, and each party agrees to take such action as may be reasonably required to negate the impact of any past actions which would adversely impact the ability of Adaptec to treat the Merger as pooling of interests.

                  7.14 Exclusivity. None of the Majority Shareholders nor Cogent will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Cogent (including any acquisition structured as a merger, consolidation, or share exchange) (each an "Other Proposal") or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Other Proposal, Except to immediate family members or trust created in their behalf, none of the Majority Shareholders will transfer or offer to transfer any of their Cogent Common Stock. None of the Majority Shareholders will vote their Cogent Common Stock in favor of any Other Proposal.

                  7.15 Post-Closing Cooperation. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below),

                  7.16 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Cogent or (B) arising out of Adaptec's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the reasonable cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9 below),

                  7.17 Transition. None of the Majority Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Cogent from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Cogent prior to the Effective Time of the Merger.

                  7.18 Confidentiality. Each of the Majority Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any of the Majority Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by law or regulation pursuant to the advice of counsel) to disclose any Confidential Information, that Person will notify Adaptec promptly of the request or requirement so that Adaptec may seek an appropriate protective order. If, in the absence of a protective order, any of the Majority Shareholders and directors and officers of Cogent is, on the advice of counsel, compelled to disclose any Confidential Information, that Person may disclose the Confidential Information; provided, however, that such disclosing Person shall use its reasonable efforts to obtain, at the reasonable request of Adaptec, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Adaptec shall designate. In the event that anything in this Section 7.18 is inconsistent with any provision of an Employment Agreement, the terms of such Employment Agreement shall prevail.

                  7.19 Cogent Employees. Except for the Cogent employees who will be executing Employment Agreements, all employees of Cogent following the Closing will be subject to Adaptec's standard employment terms and practices. Except as otherwise prohibited, these employees will be eligible to participate in all standard Adaptec benefit plans. Employees of Cogent as of the Effective Time shall be permitted to participate in the Adaptec Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

         8. Conditions to Obligation to Close.

                  8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a) the S-4 shall have been declared effective by the
SEC under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceeding for that purpose (or any similar proceeding with respect to the Proxy Statement) shall have been initiated or threatened by the SEC,

                           (b) this Agreement and the Articles of Merger shall
have been approved and adopted by the affirmative vote or consent of the holders of at least 90% of the issued and outstanding shares of Cogent Common Stock present, in person or by proxy, at the meeting of Cogent's shareholders Contemplated by Section 7.10;

                           (c) the applicable waiting period applicable to the
consummation of the Merger under the HSR Act shall have expired or been terminated; and

                           (d) all material authorizations, consents, orders or
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement and the Articles of Merger shall have been filed, expired or been obtained.

                  8.2 Conditions to Adaptec's Obligation to Close. The obligation of Adaptec and Acquisition Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
Section 4 and Section 5 above (supplemented by the updated Cogent Disclosure Schedule permitted under Section 4) shall be true and correct in all material respects at and as of the Closing Date;

                           (b) Cogent shall have performed and complied with all
of its covenants hereunder in all respects through the Closing;

                           (c) all Stock Rights shall have been terminated or
shall have been exercised for, or converted into, shares of Cogent Common Stock;

                           (d) Cogent shall have procured all of the third party
consents specified in Section 7.2 above;

                           (e) no action, suit, or proceeding shall be pending
before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Adaptec to control the Surviving Corporation following the Effective Time of the Merger, or (D) affect adversely the right of Cogent or the Surviving Corporation to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B), (C), or
(D) of this Section 8.2(f) to occur.

                           (f) the Chief Executive Officer of Cogent shall have
delivered to Adaptec a certificate to the effect that each of the conditions specified above in Sections 8.2(a) to 8.2(e) (inclusive) is satisfied in all respects;

                           (g) each of the employees of Cogent listed on
Exhibit 7.8(b) attached hereto shall have executed and delivered an Employment Agreement and such agreement shall be in full force and effect;

                           (h) Adaptec shall have received from counsel to
Cogent an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Adaptec, and dated as of the Closing Date;

                           (i) Adaptec shall have received a letter from Price
Waterhouse in form and substance satisfactory to Adaptec to the effect that the Merger will be accounted for as a pooling of interests.

                           (j) Adaptec shall have received the executed Cogent
Affiliate Agreements contemplated by Section 7.12.

                           (k) Adaptec, as agent for the shareholders of Cogent
shall have received a properly executed FIRPTA Notification Letter, in form and substance satisfactory to Adaptec, which states that shares of capital stock of Cogent do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Adaptec's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                           (l) all actions to be taken by the Majority
Shareholders and Cogent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Adaptec and its counsel;

                           (m) each officer and director of Cogent shall have
executed and delivered a general release of any claims against Cogent and its successors in the form attached hereto as Exhibit 7.2(m);

                           (n) there shall have been no Material Adverse Effect
on Cogent on or before the Closing Date;

                           (o) all disputes between Cogent and third parties
shall have been resolved to the satisfaction of Adaptec;

                           (p) Deloitte & Touche LLP shall have completed its
audit of Cogent's financial statements for the fiscal year ended March 31, 1996 and such audit shall be satisfactory to Adaptec; and

                           (q) Adaptec shall have received a letter from
Deloitte & Touche LLP to the effect that it is not aware of any actions taken by Cogent or its Affiliates that would adversely affect the ability of Adaptec to account for the merger as a pooling of interests.

                  Adaptec may waive any condition (in whole or in part) specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

                  8.3 Conditions to Cogent's Obligation. The obligation of Cogent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties of Adaptec
and Acquisition Sub set forth in Section 6 above shall be true and correct in all respects at and as of the Closing Date;

                           (b) Adaptec shall have performed and complied with
all of its covenants hereunder in all respects through the Closing;

                           (c) no action, suit, or proceeding shall be pending
before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A) or (B) of this
Section 8.3(c) to occur;

                           (d) the Chief Financial Officer or other duly
authorized officer of Adaptec shall have delivered to Cogent a certificate to the effect that each of the conditions specified above in Sections 8.3(a) to 8.3(c) (inclusive) is satisfied in all respects;

                           (e) Adaptec and the employees of Cogent listed on
Exhibit 6.8(b) hereto shall each have executed and delivered an Employment Agreement and such agreement shall be in full force and effect;

                           (f) Cogent shall have received from counsel to
Adaptec an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Cogent, and dated as of the Closing Date;

                           (g) Cogent shall have received an opinion from its
counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

                           (h) all actions to be taken by Adaptec in connection
with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Cogent and its counsel.

                  Cogent may waive any condition (in whole or in part) specified in this Section 8.3 if it executes a writing so stating at or prior to the Closing.

         9. Survival of Representations, Warranties and Covenants; Indemnification.

                  9.1 Survival. All of the representations and warranties of the Parties contained in Sections 4, 5 and 6 shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year following the Closing. The covenants and agreements in this Agreement shall survive except to the extent they are specifically limited by their terms.

                  9.2 Indemnification Provisions for Benefit of Adaptec. The Majority Shareholders agree, jointly and severally, to indemnify and hold harmless Adaptec from and against the entirety of any and all claims, actions, proceedings, or direct or indirect losses, including court costs and reasonable attorneys' fees and expenses ("Losses") resulting from (i) any breach of any of the representations, warranties, agreements or covenants of Cogent or the Majority Shareholders contained herein; (ii) any failure of Cogent prior to the Closing to comply with applicable federal and state securities laws; and (iii) any failure of Cogent to comply with applicable German tax laws with respect to Cogent's German operations. Notwithstanding the foregoing, the Majority Shareholders shall not be required to indemnify Adaptec under this Section 9 except to the extent that the cumulative amount of the Losses incurred by Adaptec exceeds $ 150,000, in which case the Majority Shareholders shall be obligated to indemnify Adaptec only for the amount of such Losses that exceed $150,000.

                  9.3 Procedure for Indemnification Claims.

                           (a) In the event that Adaptec makes a claim against
any Majority Shareholder for indemnification under Section 9.2 (a "Claim"), it shall notify the Shareholders' Representative in writing as to the existence and amount of the Claim (the "Claim Notice"). If the Majority Shareholder with respect to such Claim disputes the existence or the amount of such Claim, the Majority Shareholder shall notify Adaptec in writing (with reasonable specificity) within thirty (30) days following the Adaptec's receipt of the Claim Notice (the "Response Notice"). Upon such an exchange of written notification, the parties will negotiate in good faith for up to thirty
(30) days or such other period of time as the parties mutually agree in an effort to resolve their differences with respect to such Claim. If no Response Notice is received by Adaptec within thirty (30) days of the Shareholders' Representative's receipt of the Claim Notice or if the parties have not resolved their differences with the aforementioned thirty (30) day negotiation period, then Adaptec shall be entitled to recover the amount of the Claim from the Escrow Fund pursuant to the Escrow Agreement.

                           (b) Adaptec, may defend against, and consent to the
entry of any judgment or enter into any settlement with respect to, any third party claim which may give rise to a Claim under this Section 9 in any manner Adaptec may deem appropriate (and Adaptec need not consult with, or obtain any consent from, any Majority Shareholder in connection therewith), and the Majority Shareholders will remain responsible for any Losses Adaptec may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim to the fullest extent provided in this Section 9.

                  9.4 Exclusivity of Remedy. Notwithstanding any other provision of this Agreement, in the absence of fraud, Adaptec's sole recourse following the Closing for any breach by Cogent or any Majority Shareholder of any representation, warranty, agreement or covenant contained herein shall be the recovery of the Escrow Amount Common Stock pursuant to the Escrow Agreement.

         10. Termination.

                  10.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (a) Adaptec and Cogent may terminate this Agreement
as to all Parties by mutual written consent at any time prior to the Closing;

                           (b) Adaptec may terminate this Agreement by giving
written notice to Cogent and the Majority Shareholders at any time prior to the Closing (A) in the event either of Cogent or the Majority Shareholders has breached any representation, warranty, or covenant contained in this Agreement in any respect, Adaptec, has notified Cogent and the Majority Shareholders of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 8.1 or 8.2 hereof (unless the failure results primarily from Adaptec itself breaching any representation, warranty, or covenants contained in this Agreement); and

                           (c) Cogent may terminate this Agreement by giving
written notice to Adaptec and the Majority Shareholders at any time prior to the Closing (A) in the event Adaptec has breached any representation, warranty, or covenant contained in this Agreement in any respect, Cogent has notified Adaptec of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 8.1 or 8.3 hereof (unless the failure results primarily from Cogent itself breaching any representation, warranty, or covenants contained in this Agreement).

                  10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1. above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 7.18 above shall survive termination.

         11. Miscellaneous.

                  11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Adaptec and Cogent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders and option holders of Cogent and their respective successors and permitted assigns.

                  11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Adaptec may
(i) assign any or all of its rights and interests hereunder to one or more of its subsidiaries and (ii) designate one or more of its subsidiaries to perform its obligations hereunder (in any or all of which cases Adaptec nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given or received if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         If to Adaptec:

                  Adaptec, Inc.
                  691 S. Milpitas Blvd.
                  Milpitas, California 95035
                  Attention: Christopher G. O'Meara
                             Alicia Jayne Moore, Esq.

         Copy to:

                Wilson, Sonsini Goodrich & Rosati
                Professional Corporation
                650 Page Mill Road
                Palo Alto, California 94304-1050
                Attention: Henry P. Massey, Jr., Esq.

         If to Cogent:

                Cogent Data Technologies, Inc.
                640 Mullis St.
                Friday Harbor, WA 98250
                Attention: Charles Anderson
                           Deanna Anderson

         Copy to:

                Davis Wright Tremaine
                2600 Century Square
                Seattle, WA 98101-1688
                Attention: A. Peter Parsons, Esq.

         If to the Majority Shareholders:

                Deanna Anderson
                c/o Cogent Data Technologies, Inc.
                640 Mullis St.
                Friday Harbor, WA 98250

         Copy to:

                Davis Wright Tremaine
                2600 Century Square
                Seattle, WA 98101-1688
                Attention: A. Peter Parsons, Esq.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  11.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

                  11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Adaptec, Cogent and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                  11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  11.12 Expenses. Each of Adaptec and Cogent will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the shareholders of Cogent will be responsible for (i) any brokers', finders' or advisory fees payable on behalf of Cogent in connection with the Agreement and the transactions contemplated hereby in excess of $700,000, and
(ii) any legal or accounting fees in excess of $100,000 undertaken on behalf of Cogent or its principals in connection with the Agreement and the transactions contemplated hereby.

                  11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  11.15 Shareholders' Representative. The Majority Shareholders hereby appoint Deanna Anderson as their agent and representative (the "Shareholders' Representative") for the purposes of: (i) representing, acting for and binding each of them for all purposes of this Agreement, including without limitation, authorizing delivery to Adaptec of the Adaptec Shares in the Escrow Fund in satisfaction of claims by Adaptec, the settlement of any controversies or disagreements between Adaptec and the Majority Shareholders of Cogent hereunder; (ii) receiving or giving any notices to or from the Majority Shareholders hereunder; and (iii) communicating with Adaptec or Cogent as to any matters relating to this Agreement. In the event Deanna Anderson is unable, unwilling or unavailable to serve as the Shareholders' Representative, the Majority Shareholders hereby appoint Charles Anderson to serve in such capacity; provided that any such agency may be changed by the holders of a majority in interest in the Escrow Amount upon not less than 10 days written notice to Adaptec. Adaptec shall be entitled to presumptively rely without further inquiry upon all acts of, and communications from, the Shareholders' Representative as being the authorized actions and communications of the Shareholders' Representative as approved by the Majority Shareholders. The Shareholders' Representative shall be entitled to take binding action on behalf of the Majority Shareholders upon obtaining the approval of such Majority Shareholders who immediately prior to the Closing owned at least 51% of the aggregate voting power of all of the Majority Shareholders. The Shareholders' Representative shall not be liable for any act done or omitted while acting in good faith and the exercise of reasonable judgment. Each Majority Shareholder hereby further agrees that he will indemnify and hold harmless the Shareholders' Representative against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative in connection with any and all actions taken by the Shareholders' Representative under the provisions of this Section 11.15 and under Article 8 hereunder.

                  11.16 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         12. Location of Definitions. The following table sets forth the Sections of this Agreement in which certain terms are defined:

                Term                                             Section
         -----------------                                   -----------------
         Acquisition Sub                                       Introduction
         Affiliate                                                 1
         Affiliated Group                                          4.12(d)
         Adaptec                                                   2.1
         Adaptec Common Stock                                  Introduction
         Adaptec Disclosure Schedule                               6
         Adaptec SEC Reports                                       6.5(a)
         Certificates                                              3.4(c)
         Closing                                                   2.2
         Closing Date                                              2.2
         Code                                                      2.4
         Cogent                                                Introduction
         Cogent Common Stock                                       2.1
         Cogent Disclosure Schedule                                4

                      Term                                  Section
                      ----                                  -------
              Cogent Shareholders' Meeting                    7.10
              Confidential Information                        1
              Controlled Group of Corporations                4.2(b)
              Dissenting Shareholder                          3.2
              Dissenting Shares                               3.2
              Exchange Agent                                  3.4(a)
              Exchange Ratio                                  3.1
              Effective Date of the Merger                    2.1
              Effective Time of the Merger                    2.1
              Employee Benefit Plan                           1
              Employee Pension Benefit Plan                   1
              Employee Welfare Benefit Plan                   1
              Employment Agreement                            7.8
              Environmental, Health and Safety Laws           4.27(a)
              ERISA                                           1
              Fiduciary                                       4.25
              Financial Statements                            4.6
              Intellectual Property                           1
              Majority Shareholders                        Introduction
              Merger                                          2.1
              Merger Agreement                                2.1
              Most Recent Balance Sheet                       4.8
              Most Recent Fiscal Year End                     4.6
              Ordinary Course of Business                     1
              Party                                        Introduction
              Person                                          1
              Registration Statement/Proxy Statement          4.2
              Security Interest                               1
              Shareholders' Meeting Date                      7.10
              Surviving Corporation                           2.3
              Taxes                                           4.12(a)
              Tax Returns                                     4.12(b)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                             COGENT DATA TECHNOLOGIES, INC,

          Company:                           By: /s/
                                                 -----------------------------


                                             Title: President
                                                    --------------------------


          Adaptec:                           ADAPTEC, INC.

                                             By:
                                                 -----------------------------
                                             Title:
                                                    --------------------------


         Acquisition Sub:                    CDT ACQUISITION CORP.

                                             By: /s/
                                                 -----------------------------
                                             Title:
                                                    --------------------------


         Majority Shareholders:              By: /s/ Charles Anderson
                                                 -----------------------------
                                                     Charles Anderson


                                             By: /s/ Deanna Anderson
                                                 -----------------------------
                                                     Deanna Anderson


                                             By: /s/ Alan Ballanca
                                                 -----------------------------
                                                     Alan Ballanca


                                             By: /s/ Richard Rome 5/31/96
                                                 -----------------------------
                                                     Richard Rome


                                             By: /s/ Nash Gubelman
                                                 -----------------------------
                                                     Nash Gubelman


                                             By: /s/  Frank Foster
                                                 -----------------------------
                                                      Frank Foster